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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

                 MOLTEN METAL TECHNOLOGY FILES UNDER CHAPTER 11

WALTHAM, Mass. -D December 3, 1997 -D Molten Metal Technology, Inc. (NASDAQ:MLTN) announced today it has filed for reorganization under Chapter 11 of the Federal Bankruptcy Code together with four affiliates: MMT of Tennessee Inc., MMT Federal Holdings, Inc., M4 Environmental Management Inc., and M4 Environmental L.P. The filing took place this morning at the federal bankruptcy court in Boston, Mass.

"We will continue to operate our nuclear services business and our priority is to continue to offer the highest quality service to our customers," said F. Gordon Bitter, chief executive officer of Molten Metal Technology.

As previously reported, the company has engaged The Blackstone Group, an investment banking firm, to review a range of strategic alternatives, including obtaining financing, developing strategic partnerships, or the possible sale of all or a portion of the company's assets. Discussions are underway with a number of potentially interested financial institutions and partners, and the company believes this Chapter 11 filing will provide additional time and opportunity to seek to successfully consummate one or more transactions.

"The Chapter 11 filing will enable us to conserve cash while continuing to seek financing and strategic partners to help us pursue our other target markets," said Bitter. "The filing also permits the company to devote its existing resources to enhancing the value of our business." The company has retained Cohn & Kelakos LLP of Boston as its Chapter 11 counsel.

Based in Waltham, Massachusetts, Molten Metal Technology, Inc. is an environmental technology company commercializing pollution prevention and waste recycling methods that are broadly applicable to a wide variety of hazardous, non-hazardous, and radioactive wastes. The company's patented core technology, Catalytic Extraction Processing (CEP), takes waste and transforms it into reusable industrial products using a molten metal bath. Quantum-CEP, an application of the technology designed for radioactive waste, reduces the volume of radioactive materials, provides a safe final form for disposal or storage, and can also produce some reusable industrial products. The company currently operates two commercial Quantum-CEP facilities in Oak Ridge, Tenn.

Certain statements contained in this press release are forward-looking statements within the meaning of federal securities laws, including statements regarding the ability of the company to find a strategic partner for one or more of its business segments, to sell some or all of its assets, to continue operations during the



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reorganization process and to otherwise address its short-term and long-term liquidity needs. These forward-looking statements are based largely on the company's expectations and are subject to a number of risks and uncertainties, many of which are beyond the company's control. These risks and additional factors which may cause actual results to differ are described in the company's filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended December 31, 1996 and its Quarterly Report on Form 10-Q for the nine months ended September 30, 1997.

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MOLTEN METAL TECHNOLOGY CONTACTS:
Michele Perry (Media)         781-487-7639
Kirsten Rankin (Investors)    781-487-7648

BLACKSTONE GROUP CONTACT:
Timothy Coleman               212-754-7352

COHN & KELAKOS CONTACT:
Daniel C. Cohn                617-951-2505


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